UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2006

Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25202	75-2564006
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 West 20th Street P.O. Box 612787 DFW International Airport, Texas		75261
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 456-2200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On March 10, 2006, Kitty Hawk, Inc. (the “Company”) appointed Melvin L. Keating as a director of the Company, expanding the size of the Board of Directors to seven members. There were no arrangements or understandings between Mr. Keating and any other person pursuant to which Mr. Keating was selected as a director. The Board did not immediately appoint Mr. Keating to serve on any committees, but may do so in the future. Mr. Keating is not a party to any transaction or relationship within the meaning of Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.
Mr. Keating is currently President and Chief Executive Officer of Alliance Semiconductor Corporation (“Alliance”). From December 2005 to March 2006, Mr. Keating was interim President and Chief Executive Officer of Alliance, and from October 2005 until December 2005, he acted as a consultant to the Board of Directors of Alliance. From April 2004 to September 2005, Mr. Keating served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx, Inc. From 1997 to 2004, Mr. Keating served as a strategy consultant to Warburg Pincus Equity Partners, a private equity and venture capital firm. From 1995 to 1997, Mr. Keating served as President and Chief Executive Officer of Sunbelt Management, a private company that owns and manages commercial and retail properties. From 1986 to 1995, Mr. Keating served as Senior Vice President — Finance and Administration of Olympia & York Companies (and its successors), a private company that developed New York City’s World Financial Center and London’s Canary Wharf. From 2001 to 2004, Mr. Keating served on the Board of Directors of Price Legacy Corporation, a Real Estate Investment Trust. Mr. Keating also currently serves on the Board of Directors of Plymouth Rubber Company.
Mr. Keating was recommended to the Board’s Governance and Nominating Committee by one of the Company’s largest stockholders, Bryant Riley, who also serves as Chairman of the Board of Alliance.
* * * * *

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.

By:	/s/ Steven E. Markhoff

Name:	Steven E. Markhoff
Title:	Vice President Strategic Planning, General Counsel and Corporate Secretary
Date: March 14, 2006